Exhibit 5.1
[Weil, Gotshal & Manges LLP letterhead]
July 19, 2006
Altra Industrial Motion, Inc.
American Enterprises MPT Corp.
American Enterprises MPT Holdings, LLC
Ameridrives International, LLC
Boston Gear LLC
Formsprag LLC
Inertia Dynamics, LLC
The Kilian Company
Kilian Manufacturing Corporation
Nuttall Gear L L C
Warner Electric LLC
Warner Electric Technology LLC
Warner Electric International Holding, Inc.
c/o Altra Industrial Motion, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
Ladies and Gentlemen:
          We have acted as counsel to Altra Industrial Motion, Inc., a Delaware corporation (the “Company”), and American Enterprises MPT Corp., American Enterprises MPT Holdings, LLC, Ameridrives International, LLC, Boston Gear LLC, Formsprag LLC, Inertia Dynamics, LLC, The Kilian Company, Kilian Manufacturing Corporation, Nuttall Gear L L C, Warner Electric LLC, Warner Electric Technology LLC and Warner Electric International Holding, Inc. (collectively, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4, Registration No. 333-134873 (as amended, the “Registration Statement”), with respect to £33,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2013 (the “Notes”) of the Company to be issued under an Indenture, dated as of February 8, 2006 (as amended by the First Supplemental Indenture, dated as of April 24, 2006, the

July 19, 2006

“Indenture”), among the Company, the Guarantors and The Bank of New York, as Trustee (in such capacity, the “Trustee”) and Principal Paying Agent, and the Bank of New York (Luxembourg) S.A., as Luxembourg Paying Agent.
          In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Note set forth in the Indenture and such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and Guarantors and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
          In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and Guarantors. In addition, we have assumed that the Notes will be executed and delivered by an authorized officer of the Company substantially in the form examined by us.
          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
          1. The execution, delivery and performance of the Notes by the Company have been duly authorized by all necessary corporate action on the part of the Company. The Notes, when duly and validly executed and delivered by or on behalf of the Company and duly authenticated by the Trustee, will constitute the legal, valid and binding obligation of the Company entitled to the benefit of the Indenture, and enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          2. The execution, delivery and performance by each Guarantor of its Guarantee of the Notes have been duly authorized all necessary corporate or limited liability company, as applicable, action on the part of such Guarantor. The Guarantees of the Guarantors, when duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligation of such Guarantor, enforceable against

July 19, 2006

such Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.
Very truly yours,
/s/ WEIL, GOTSHAL & MANGES LLP